CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 27, 2007, relating to the financial statements and financial highlights, which appears in the February 28, 2007 Annual Report to Shareholders of JPMorgan Bond Fund, JPMorgan Emerging Markets Debt Fund, JPMorgan Enhanced Income Fund, JPMorgan Real Return Fund, JPMorgan Short Term Bond Fund and JPMorgan Strategic Income Fund, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
June 25, 2007